UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2017

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 21, 2017, Eyegate Pharmaceuticals, Inc. (the “Company”) and its wholly owned subsidiary EyeGate Pharma S.A.S. entered into a License Agreement (the “Agreement”) with Valeant Pharmaceuticals Ireland (“Valeant”), with respect to the development and commercialization of the Company’s EGP-437 combination product, which delivers the drug EGP-437, a reformulated topically active corticosteroid, dexamethasone phosphate, into the ocular tissues through the Company’s proprietary iontophoresis drug delivery system, the EyeGate® II Delivery System (the “Product”).  Under the Agreement, the Company granted Valeant (i) an exclusive license to manufacture, sell, distribute, commercialize and otherwise exploit the Product throughout the world (the “Territory”) for use in the field of ocular iontophoretic treatment for post-operative ocular inflammation and pain in ocular surgery patients (the “Field”), (ii) an exclusive license to develop the Product in the Field outside of the United States, and (iii) a license, being exclusive except as to the Company, to develop the Product in the Field in the United States.  The Company also granted Valeant a certain right of last refusal in the event the Company seeks to manufacture, commercialize or otherwise exploit the Product in the Territory outside the Field.

The Company will be responsible for conducting development work supporting regulatory approval of the Product in the United States for the Field, subject to a development plan agreed upon by a joint steering committee established by the parties to coordinate activities with respect to the rights and obligations set forth in the Agreement.  In connection with such development, the Company will bear the costs of the development work in the United States and Valeant will bear the costs of any development in the Field outside of the United States. If a regulatory authority requires a post-marketing study or other post-approval development work in connection with marketing authorization in the United States, the Company and Valeant will negotiate a development plan and split the costs associated with any such work. For a certain period of time, neither party will develop, make or have made, promote, market, sell or distribute competitive products in the Territory, subject to certain exceptions.

The Company will be responsible for filing and obtaining the marketing authorization from the Food and Drug Administration (the “FDA”) for the Product in the Field in the United States. Promptly following receipt of such U.S. marketing authorization, the Company shall transfer such marketing authorization to Valeant and, thereafter, Valeant shall be responsible for all communications with the FDA.  Valeant will be responsible, at its own cost and in its sole discretion, for filing any regulatory applications in countries in the Territory outside of the United States and will have the exclusive right, at its own cost and in its sole discretion, to commercialize the Product in the Field throughout the Territory.

Under the Agreement, Valeant will pay the Company an upfront payment of $4.0 million.  The Company is eligible to receive milestone payments totaling up to approximately $99.0 million, upon and subject to the achievement of certain specified developmental and commercial milestones.  In addition, the Company is eligible to receive royalties based on a specified percent of net sales of the Product in the Territory, subject to adjustment in certain circumstances.

Either party may terminate the Agreement in its entirety if the other party materially breaches the Agreement and the breach remains uncured for a defined cure period, and either party may terminate the Agreement in its entirety upon the bankruptcy of the other party.  The Company may terminate the Agreement following commercial launch of the Product if Valeant ceases selling and distributing the Product in the United States for a defined period of time, subject to certain limitations.  Valeant may terminate the Agreement at any time, on a without cause basis, by providing 90 days written notice, or immediately upon the determination by a court of competent jurisdiction if Valeant’s actions pursuant to the terms of the Agreement infringe upon the intellectual property rights of a third party or violate applicable law.

The press release dated February 21, 2017 announcing the entry into the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the Agreement does not purport to be a complete description of all of the terms of the Agreement, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017 (the “Form 10-Q”). Certain terms of the Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Agreement to be filed as an exhibit to the Form 10-Q pursuant to a Confidential Treatment Request that the Company plans to submit to the Commission at the time of the filing of the Form 10-Q.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby files the following exhibit:

99.1	Press Release dated February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: February 21, 2017

Exhibit Index

99.1	Press Release dated February 21, 2017.